Exhibit 5.1

David G. Peinsipp

T: +1 415 693 2177

dpeinsipp@cooley.com

February 12, 2014

Zynga Inc.

699 8th Street

San Francisco, CA 94103

Ladies and Gentlemen:

We have acted as counsel to Zynga Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 28,178,201 shares of Class A common stock, par value $0.00000625 per share (the “Shares”), which were issued to certain shareholders (the “Stockholders”) of NaturalMotion Limited (“NaturalMotion”) on February 11, 2014, pursuant to the terms of that certain Share Purchase Agreement (the “Purchase Agreement”) dated as of January 30, 2014, by and among the Company, Zynga Game International Limited, NaturalMotion, certain shareholders of NaturalMotion and Shareholder Representative Services LLC, as sellers’ representative. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (“Commission”) on February 12, 2014 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With the Company’s consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to the reference to our form under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM